EXHIBIT 12(B)


          EASTERN GROUP PLC AND SUBSIDIARIES
          (PREDECESSOR COMPANY)
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
          (US GAAP BASIS)
          (L MILLION, EXCEPT RATIOS)


                                                               PERIOD FROM
                                                                APRIL 1,
                                      YEAR ENDED   YEAR ENDED     1998
                                      MARCH 31,    MARCH 31,   THROUGH MAY
                                         1997         1998      18, 1998
                                      ----------   ----------  -----------

           EARNINGS:
            Net income/(loss)               (90)        (38)        (21)
            Add: Minority income              1           0           0
                 Income tax expense         304         189          (5)
                 Fixed charges (see         140         204          28
                  detail below)
            Less: Interest                  (11)          0           0
                   capitalized        ---------    --------     -------
              Total earnings                344         355           2
                                      ---------    --------     -------

           FIXED CHARGES:
            Interest expense                128         202          28
            Add: Interest                    11           0           0
                  capitalized
                 Rentals                      1           2           0
                  representative      ---------    --------     -------
                  of the interest
                  factor

              Total fixed charges           140         204          28
                                      ---------     -------     -------
           RATIO OF EARNINGS TO             2.5         1.7         0.1(a)
           FIXED CHARGES              =========     =======     =======


          (a) For the period from April 1, 1998 through May 18, 1998, fixed charges exceeded earnings by L26 million.